Exhibit 99.1

Blueknight Energy Partners, L.P.
Announces Preliminary Results of Rights Offering

TULSA, Okla, November 1, 2011 -- Blueknight Energy Partners, L.P. (NASDAQ: BKEP) (“BKEP” or the “Partnership”), a midstream energy company focused on providing integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products, today announced that its previously-announced rights offering expired in accordance with its terms at 5:00 p.m., New York City time, on October 31, 2011.

Results indicate that the rights offering was over-subscribed with total basic and over-subscription rights being exercised for over 20 million Series A Preferred Units.  Basic subscription rights that were not subscribed by 5:00 p.m., New York City time, on October 31, 2011 have expired.

Approximately 96% of basic subscription rights were exercised, leaving approximately 470,000 Series A Preferred Units available to fulfill over-subscriptions.  The Partnership expects to issue a total of 11,846,990 Series A Preferred Units to unitholders that exercised their rights.  Because over-subscription requests exceeded the number of rights available for over-subscription, the subscription agent will allocate the Series A Preferred Units available pursuant to over-subscription rights in accordance with the procedures described in the prospectus supplement dated September 27, 2011.

The Partnership expects that Series A Preferred Units subscribed for will be mailed to participants or credited through DTC on or about Wednesday, November 9, 2011.  Any excess payment to be refunded by us to a participating rights holder will be mailed by the subscription agent as promptly as practicable following such distribution.  In addition, the Partnership expects that the Series A Preferred Units will begin trading on the NASDAQ Global Market on or about Thursday, November 10, 2011 under the symbol “BKEPP.”

The Partnership estimates it will receive proceeds of approximately $77 million from the rights offering.  The net proceeds from the rights offering, after deducting expenses, will be used as follows: (a) first, to redeem convertible debentures in the aggregate principal amount of up to $50 million plus accrued interest thereon that the Partnership issued to affiliates of Vitol Holding B.V. (“Vitol”) and Charlesbank Capital Partners, LLC (“Charlesbank”), (b) second, to repurchase, on a pro rata basis, up to a maximum of $22 million of Series A Preferred Units from affiliates of Vitol and Charlesbank at a purchase price of $6.50 per unit plus any pro rata distribution for the quarter in which such units are repurchased and (c) thereafter, for general partnership purposes.

The Partnership filed a registration statement on Form S-3 with the Securities and Exchange Commission that registers the Series A Preferred Units underlying the subscription rights and the common units issuable upon conversion of the Series A Preferred Units, and the registration statement was declared effective July 26, 2011.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This release may include forward-looking statements. Statements included in this release that are not historical facts are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the impact of the refinancing of the Partnership’s debt and recapitalization of its partnership interests upon the price of its common units, the Partnership’s future cash flows and operations, pending legal proceedings, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the SEC. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 8.1 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.7 million barrels of which are located at the Cushing Oklahoma Interchange, approximately 1,285 miles of crude oil pipeline located primarily in Oklahoma and Texas, approximately 300 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and approximately 7.4 million barrels of combined asphalt product and residual fuel oil storage located at 45 terminals in 22 states. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is based in Oklahoma City, Oklahoma and Tulsa, Oklahoma. For more information, visit the Partnership’s web site at www.bkep.com.

Contact:

BKEP Investor Relations
918-237-4032
investor@bkep.com

or

BKEP Media Contact:
Brent Gooden (405) 715-3232 or (405) 818-1900